Filed pursuant to Rule 424(b)(3)

File No. 333-215848

1,620,000 Shares of Common Stock

and

1,500,000 Warrants

This prospectus covers the sale of up to:

●	1,380,000 shares of our common stock issuable upon the exercise of redeemable warrants issued in a public offering conducted by us in August 2017;
●	120,000 shares of our common stock and 120,000 redeemable warrants issuable upon the exercise of outstanding underwriters’ warrants issued by us in connection with our August 2017 public offering; and
●	120,000 shares of our common stock issuable upon the exercise of redeemable warrants underlying the underwriters’ warrants.

On August 15, 2017, we completed a public offering of 1,200,000 units, each consisting of one share of our common stock and one redeemable common stock purchase warrant. We closed on the sale of an additional 180,000 units upon exercise of the underwriters’ over-allotment option on August 24, 2017. Unless earlier redeemed, the warrants underlying the units are exercisable at $5.40 per share (subject to adjustment) at any time on or before August 10, 2022. The warrants are redeemable upon 30 days’ prior written notice at a price of $0.15 per warrant at any time after our common stock has closed at a price at least equal to $7.65 (subject to adjustment) for at least five consecutive trading days. Our common stock closed above $7.65 between June 22 and June 26, 2018, and accordingly, we may redeem the warrants at any time upon notice to the warrantholders, provided we have a current and effective registration statement or applicable exemption available for the exercise of such warrants.

The underwriters’ warrants were issued by us in connection with our August 2017 public offering. Holders of the underwriters’ warrants may purchase up to an aggregate of 120,000 shares of common stock at $4.49 per share (subject to adjustment) and 120,000 warrants at a price of $0.01 per warrant. The underwriters’ warrants expire on August 10, 2022.

If all of the outstanding warrants (including those warrants underlying the outstanding underwriters’ warrants) listed above are exercised, we would receive gross proceeds of $8,100,000 before deducting expenses of the offering, including a warrant solicitation fee of up to 5% of the gross proceeds, if applicable, and other offering expenses.

Our common stock and redeemable warrants are traded on the Nasdaq Capital Market under the symbols “EAST” and “EASTW,” respectively. On July 2, 2018, the last reported sale prices of our common stock and redeemable warrants on the Nasdaq Capital Market were $8.50 and $2.60, respectively.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” on page 9 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2018.

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ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock and warrants offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

Unless the context otherwise requires, all references in this prospectus to “Eastside,” “Eastside Distilling,” the “Company,” “we,” “us” and “our” refer to Eastside Distilling, Inc. and our consolidated subsidiaries, MotherLode Craft Distillery (wholly-owned) and Big Bottom Distillery (majority-owned).

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, including the section titled “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes that are incorporated by reference from our Annual Report on Form 10-K and subsequently-filed Quarterly Reports on Form 10-Q, or that may be included in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus, before deciding to buy shares of our securities. All share-related and per-share information in this prospectus has been adjusted to give effect to the 1-for-20 and the 1-for-3 reverse stock splits of our common stock effected on October 18, 2016 and June 15, 2017, respectively.

Our Company

Overview

We are an Oregon-based producer and marketer of craft spirits, founded in 2008. Our products span several alcoholic beverage categories, including bourbon, American whiskey, vodka, gin and rum. Unlike other distillers, we operate several retail tasting rooms in Oregon to market our brands directly to consumers. Our strategy for growth is to build on our local base in the Pacific Northwest and expand selectively to other markets, using major spirits distributors. In December 2016, we retained Sandstrom Partners, an internationally-known spirit branding firm that branded St Germain and Bulleit Bourbon, to guide our marketing strategy and branding. Sandstrom Partners subsequently became an investor in our company. With the assistance of Sandstrom Partners and using our in-house spirits expertise, during 2017, we created Redneck Riviera Whiskey (“RRW”), in collaboration with Country Music superstar John Rich, of the duo “Big & Rich.” Supported by John Rich’s marketing efforts, we launched RRW in the Southeastern and Gulf States primarily through Republic National Distributing Company (“RNDC”). We believe that RRW will achieve commercial success on a broad scale, and we have therefore focused our sales efforts outside Oregon on RRW. We believe RRW will be a key growth engine in 2018 and will also provide a “coattail” effect for our other brands, helping them to achieve improved national recognition and success. For a discussion of the shared economics of RRW with John Rich, see “– Our Brands – Redneck Riviera Whiskey” on page 5.

Operating as a small business in a large, international spirits marketplace occupied by massive conglomerates, we seek to turn our small size from a disadvantage into an advantage. As the success of our RRW launch and Sandstrom Partners collaboration demonstrate, our team can leverage its smaller size to launch new brands more quickly than larger conglomerates because we are able to dedicate more of our attention and resources to developing innovative products. We believe that the dominance of Canadian whiskeys in the light whiskey segment is vulnerable to a light whiskey that is 100% American, and we are exploiting that vulnerability with RRW, a product that went from idea, to celebrity collaboration, to design and formulation, to market roll-out in less than nine months. We are innovative in targeting emerging trends with our products, for example, we recently developed our Coffee Rum with cold brew coffee and low sugar, as well as our gluten-free potato vodka. We seek to be both a leader in creating spirits that offer better value than comparable spirits (for example our value-priced Portland Potato Vodka) and an innovator in creating imaginative spirits that offer a unique taste experience, like our Coffee Rum, Oregon oak aged whiskeys and Marionberry Whiskey.

As a Nasdaq-traded company, we have access to public capital markets to support our growth initiatives, including strategic acquisitions. In May 2017, we used our shares to acquire 90% of Big Bottom Distillery (“BBD”), known for its award-winning, super-premium gins and whiskeys, including The Ninety One Gin, Navy Strength Gin, Oregon Gin, Delta Rye and American Single Malt Whiskey. BBD’s super premium spirits give us a presence at the “high end” of the market. In addition, through MotherLode Craft Distillery (“MotherLode”), our wholly-owned subsidiary acquired in March 2017, we also provide contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. During 2018, we intend to use our “slim line” canning equipment, newly installed at MotherLode, to profit from an emerging consumer interest in canned wine. We believe our location close to vineyards in Oregon and Washington is a competitive advantage.

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Market Opportunity

Large and Growing Global and Domestic Markets

The global spirits market generated total revenues of $316 billion in 2013, representing a compound annual growth rate (CAGR) of 3.4% between 2009 and 2013, according to MarketLine. The performance of the market is forecasted to accelerate with an anticipated CAGR of 4.2% for the five year period 2013-2018, which is expected to increase revenues generated by this market to a value of approximately $388 billion by the end of 2018.

The U.S. spirits market had total revenues of $26.2 billion in 2017, representing a 32% increase since 2010, according to the Distilled Spirits Council of the United States (DISCUS). The domestic market share of spirits compared to beer and wine was at a record 36.6% in 2017 according to DISCUS, representing more than a 3% gain over beer and wine in terms of market share since 2010.

Key Growth Trends that We Target

Craft – The market share of “craft” distillers (defined as any producer that bottles less than 100,000 cases annually) has doubled over the last two years, and is projected to reach 8% by 2020, according to the American Distilling Institute.

Women – The United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), Park Street Imports, LLC (“Park Street”) and the US Census Bureau estimate that 37% of all U.S. whiskey drinkers are women.

Millennials – Generally, millennials (individuals born between the early 1980s and the mid-1990s) value “authenticity” and are inspired by travel, like to try new products and seek new experiences, according to a survey by BeverageDaily.com. Millennials tend to drink a broader range of spirit types (vodka, rum, tequila, whiskey, gin) than prior generations and Millennials consume more expensive spirits than their predecessors. These individuals are often attracted to vintage spirits and cocktails with nostalgic followings, such as throwbacks to the 1950s like rye whiskey, bourbon, and the Manhattan cocktail. According to Barclays Research, millennials increasingly prefer spirits over beer and wine, and flavored spirits in particular. In addition, according to DISCUS, millennials are more willing than prior generations to purchase premium spirits.

Flavored – According to DISCUS, flavored spirits sales continue to grow faster than the overall spirits market, and flavored whiskey, which is especially appealing to younger drinkers and women, is the fastest growing flavored spirit category.

International – The demand for U.S.-produced spirits abroad is increasing significantly. U.S. spirit exports nearly doubled over the past decade to $1.56 billion in 2015, and whiskey exports were up approximately 5.4% in 2015 compared to 2014. The largest export markets for U.S. spirits include the United Kingdom, Canada, Germany, Australia, and Japan.

Our Strategy and its Implementation

Our objective is to build Eastside Distilling into a strong, nationally competitive and profitable spirits company, with a distinctive portfolio of premium and high-end spirits brands that have national, and even international, consumer appeal and following. Our strategy to accomplish that goal includes:

●	create a “brand factory” to develop and grow emerging spirits and Ready-to-Drink (RTD) brands;

●	be an acquisition platform for the fragmented craft spirits industry; and

●	build cash flow in the Pacific Northwest home market through sales of our locally-created spirits and with our bottling subsidiary to help support our overall growth activities.

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To help achieve this, we are focused on:

●	achieving world-class spirit rebranding with the collaboration of Sandstrom Partners;

●	growing organically and by acquisition;

●	monetizing our diverse and growing product portfolio;

●	improving margins; and

●	accelerating our strong double digit growth in core markets, as well as expanding opportunistically in international markets.

Our Strengths

We believe the following competitive strengths will help enable the implementation of our growth strategies:

●	Award Winning Diverse Product Line: We have a diverse product line, currently offering over a dozen premium craft spirits, many of which have won awards for taste and/or product design. According to a study by the American Craft Spirits Association, the U.S. craft spirits volume of cases sold experienced a compound annual growth rate of 27.4% between 2010 and 2015, and saw an increase in market share from 0.8% to 2.2% during that period. Our sales of premium brands have increased over 1,000% since 2010. We believe our diverse, recognized product line in this growing market will enable us to establish a presence in new geographic markets and enable us to procure additional distributors for our products.

●	Key Relationships: We have distribution arrangements with several of the largest wine and spirits distributors in the United States, such as RNDC and Southern Glazer’s. We have also engaged Park Street, a provider of back-office administrative and logistical services for alcohol and beverage distributors. We believe these relationships will help accomplish our goal of having our premium spirits sold and distributed nationwide.

●	Experienced Distilling and Blending Experts. We believe that our team of expert blenders and distillers, with highly regarded “palates” is important to us maintaining a high-quality, artisanal character to our products as well as adding to our consumer appeal.

Our Product Approach

Our approach to our craft spirits involves five important aspects:

●	Commitment to Quality: We create and deliver high-quality, innovative products targeted at growing markets.

●	Authentic Yet Scalable: We believe our approach to production allows us to produce our products at scale, while keeping flavor profiles consistent.

●	Unique Talent and Experience: Every spirit reflects the creativity of our entire team.

●	Extensive Spirit Portfolio: Many craft distillers have only one to three products; we have over a dozen, which we believe affords us the opportunity to target a broader range of consumers with our brands.

●	Generate Customer Loyalty: These factors attract loyal and enthusiastic customers and major distributors for our products.

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Our Brands

We develop, produce and market the premium brands listed below:

Burnside. We develop, market and produce several premium, barrel–aged whiskeys and bourbons under our brand name “Burnside.” During 2017, we undertook a major re-branding and market re-positioning strategy with our Burnside-branded products. This effort was led by our marketing partner, Sandstrom Partners. The new branding, packaging and product line expansion was launched late in the fourth quarter of 2017. The current products sold under this brand include: Burnside West End Blend (a blended whiskey), Burnside Oregon Oaked Bourbon (a blended bourbon), Burnside Goose Hollow RSV Bourbon (a special reserve straight bourbon) and Burnside Oregon Oaked Rye (a blended rye whiskey). All of the Burnside products are age-finished in our own in-house, heavily-charred, Oregon-oak barrels, which we believe adds an enhanced and improved flavor profile and provides the products with differentiation in the marketplace. We consider the Burnside products to be “premium” to “ultra-premium” brands. Our Burnside brands accounted for approximately 25% and 40% of our sales for the years ended December 31, 2017 and 2016, respectively. The decrease as a percentage of sales is due to the re-branding of this product line during 2017.

Redneck Riviera Whiskey. In October 2017, we were granted an exclusive license for the use of the Redneck Riviera brand for spirits-based products. The Redneck Riviera trademark is owned by Rich Marks, which is controlled by John Rich, a “multiple platinum” country music singer and songwriter who performs with the “Big & Rich” band. In January 2018, we officially launched our first product, Redneck Riviera Whiskey, under this royalty-free, 10-year license. Beginning in 2020, we will be required to meet certain levels of case sales to avoid termination of the license, and if those levels are met, we will be entitled to renew the license in perpetuity or until such time as a sale of the Redneck Riviera spirits brands occurs.

Income from sales of RRW and any subsequent products go entirely to us, less any customary brand development allowances to distributors or other such payment that are within our discretion. We will be reimbursing Mr. Rich for his expenses incurred while performing personal services in marketing the brand. Should Rich Marks choose to sell the Redneck Riviera spirits brand, we and Rich Marks will share equally in the sale proceeds of any brand and other IP developed under the license, based on a sliding scale that gives Rich Marks an increasing percentage of sale proceeds, if any, over $20 million. We have certain rights of first refusal to acquire Rich Mark’s interest should a third party sale be proposed.

Barrel Hitch American Whiskey. We market a standard whiskey: Barrel Hitch American Whiskey. Our Barrel Hitch American Whiskey is 80 proof and won a triple-Gold Medal and “best of show” in the MicroLiquor Spirit Awards in 2015. Barrel Hitch was introduced in July 2015 and accounted for approximately 11% and 17% of our sales for the years 2017 and 2016, respectively.

Premium Vodka. We develop, market and produce a premium potato vodka under the brand name “Portland Potato Vodka”, which is distilled from potatoes rather than grain and, as such, is gluten-free. Our Portland Potato Vodka was awarded a silver medal from the American Wine Society and a gold medal from the Beverage Tasting Institute, which also gave it a “Best Buy” rating. A new product, Hot Potato Vodka, was added to this category in the second quarter of 2017. The vodka is 80 proof and is a combination of habanero pepper and Portland Potato Vodka producing a full-palate explosion of flavor. Our Potato Vodka brands accounted for approximately 22% and 13% of our sales for the years ended December 31, 2017 and 2016, respectively.

Distinctive Specialty Whiskeys. We develop, market and produce two distinctive specialty whiskeys: Cherry Bomb Whiskey and Marionberry Whiskey. Our Cherry Bomb Whiskey combines handcrafted small batch whiskey with a blast of real Oregon cherries. Our Cherry Bomb Whiskey won a gold medal from the American Wine Society and was also awarded a gold medal for taste and a silver medal for package design in the MicroLiquor Spirit Awards. Our Marionberry whiskey combines Oregon marionberries (a hybrid blackberry) with premium aged whiskey and was awarded two silver medals in the MicroLiquor Spirit Awards for taste and package design. Our specialty whiskeys accounted for approximately 13% of our sales for each of the years ended December 31, 2017 and 2016.

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Below Deck Rums. We develop, market and produce four rums under the Below Deck brand name: Below Deck Silver Rum, Below Deck Spiced Rum, Below Deck Coffee Rum and Below Deck Ginger Rum. Below Deck’s Silver Rum is our original rum. Below Deck Spiced Rum is double-distilled from molasses and infused with exotic spices and won a triple gold medal for taste and a bronze medal for package design in the MicroLiquor Spirit Awards. Our Below Deck Coffee Rum is double-distilled and infused with coffee flavors from Arabica bean and won a silver medal at the San Francisco World Spirits Competition. Below Deck Ginger Rum is infused with natural ginger. Our Below Deck Rums accounted for approximately 11% and 10% of our sales for the years ended December 31, 2017 2016, respectively.

Seasonal/Limited Edition Spirits. In addition to our premium bourbons, whiskeys, rum and vodka, we create seasonal and limited-edition handmade products such as Advocaat (eggnog) Liqueur, Peppermint Bark Liqueur, Bier Schnapps and Holiday Spiced Liqueur. Our Seasonal/Limited Edition Spirits accounted for approximately 6% of our sales for each of the years ended December 31, 2017 and 2016, respectively.

BBD Spirits. We also acquired several other brands as a result of our acquisition of BBD in May 2017. The extensive BBD product portfolio includes several craft spirits that we believe are highly complementary to our product line, including The Ninety One Gin, Navy Strength Gin (114 proof) and Delta Rye (111 proof) rye whiskey, among others. Inspired by the craft spirits movement in Oregon, Big Bottom Distillery’s small-batch, hand-crafted spirits provide consumers with unique takes on traditional spirits, BBD products accounts for approximately 3% of sales in 2017.

MotherLode LLC. Our wholly-owned subsidiary, MotherLode, historically has provided bottling services, as well as production support to customers such as other craft spirit and wine producers. MotherLode recently added the ability to provide canning services to customers for wine and Ready to Drink (“RTD”) alcoholic drinks. The custom built canning line is designed to produce Ball Corporation’s popular “slim can” in 187 ml, 200 ml and 250 ml sizes, with 250 ml being equal to approximately 8.45 ounces. The new line was recently completed, and MotherLode expects to begin providing canning to initial customers in the near-future. MotherLode accounted for approximately 9% of our sales in 2017.

Other Sources of Revenue

Special Events. We also generate sales from participating in special events (such as farmers’ markets, trade shows, hosting private tastings, etc.). We offer tastings as well as sell merchandise and bottle sales and have generated as much as $75,000 in sales from these special events in a single month, particularly during the winter holiday season (November/December). In addition to the sales these events generate, we value the immediate customer feedback during these activities, which is instrumental in creating better products and testing new flavors.

Retail Stores and Kiosks. We currently have three retail stores in shopping centers in the Portland, Oregon area that provide us with additional opportunities for sales of our products. During the holiday season (November and December) we also expand our retail operations by opening additional temporary locations, usually within high-traffic shopping malls in the Portland metro region. We intend to maintain these retail stores and kiosks to build local brand awareness and direct-to-consumer retail sales. These stores provide in-store tastings, which we believe leads to additional product purchases.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 9 of this prospectus. These risks include, among others, the following:

●	If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

●	We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

●	We may require additional capital, which we may not be able to obtain on acceptable terms. Our inability to raise such capital, as needed, on beneficial terms or at all could restrict our future growth and severely limit our operations.

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●	We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

●	We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to adequately distribute our products within their territories could harm our sales and result in a decline in our results of operations.

●	We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

●	The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

●	We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

●	If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize planned benefits due to integration difficulties or other operating issues.

●	Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

●	A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

●	Our failure to attract or retain key executive or employee talent could adversely affect our business.

●	Management turnover may create uncertainties and could harm our business.

●	If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

●	Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

●	We face substantial competition in our industry and many factors may prevent us from competing successfully.

●	Adverse public opinion about alcohol could reduce demand for our products.

Corporate and Other Information

We were incorporated in Nevada in February 2004 under the name Eurocan Holdings, Ltd. In December 2014, we changed our corporate name to Eastside Distilling, Inc. to reflect our then recent acquisition of Eastside Distilling, LLC. Our principal executive offices are located at 1001 SE Water Avenue, Suite 390, Portland, OR 97214, and our telephone number is (971) 888-4264. Our corporate website address is www.eastsidedistilling.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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The Offering

We are offering the following securities for sale by us upon exercise of outstanding redeemable warrants and the underwriters’ warrants:

● 1,380,000 shares of common stock issuable to public investors that hold redeemable warrants we issued as a component of the units sold in our public offering of securities in August 2017. The redeemable warrants give those investors the right to purchase up to 1,380,000 shares of our common stock at $5.40 per share (subject to adjustment for stock splits, reverse splits and other similar recapitalization events) at any time on or before August 10, 2022, unless earlier redeemed. See “Description of Securities for a more complete

● 120,000 shares of common stock issuable to the underwriters of our public offering or their permitted transferees upon exercise of the underwriters’ warrants and an additional 120,000 shares of common stock issuable upon exercise of the warrants underlying the underwriters’ warrants.

This prospectus also covers 120,000 redeemable warrants issuable upon exercise of the underwriters’ warrants. The holders of the underwriters’ warrants may purchase up to an aggregate of 120,000 shares of common stock at $4.49 per share (subject to adjustment) and 120,000 warrants at $0.01 per warrant. The underwriters’ warrants are exercisable through August 10, 2022. The underwriters’ warrants do not trade.

Common stock outstanding	5,225,775 shares as of June 30, 2018

Use of proceeds	We will receive the exercise price upon the proper exercise of any warrants for cash. We intend to use the proceeds for working capital purposes.

Nasdaq Capital Market symbols	Common Stock EAST
Warrants EASTW

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 9.

Unless the context indicates otherwise, all share and per share common stock information in this prospectus:

●	assumes no exercise of the redeemable warrants;

●	assumes no exercise of the underwriters’ warrants;

●	assumes no exercise of 1,698,375 outstanding privately-placed warrants;

●	excludes 709,422 shares and 14,584 shares underlying outstanding options under our 2016 and 2015 Equity Incentive Plans, respectively; and

●	excludes 277,312 shares reserved for issuance pursuant to future grants under our 2016 Equity Incentive Plan.

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RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2017 and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus and any prospectus supplement that we have authorized for use in connection with this offering. If any of these events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock and warrants to decline and you may lose all or part of your investment.

Risks Relating to our Business

If our brands do not achieve more widespread consumer acceptance, our growth may be limited.

Although our brands have achieved acceptance in the Pacific Northwest, most of our brands are relatively new and have not achieved extensive national brand recognition. Also, brands we may develop and/or acquire in the future may not establish widespread brand recognition. Accordingly, if consumers do not accept our brands, we will not be able to penetrate our markets and our growth may be limited.

We have incurred significant operating losses every quarter since our inception and anticipate that we will continue to incur significant operating losses in the future.

We believe that we will continue to incur net losses for the foreseeable future as we expect to make continued significant investment in product development and sales and marketing and to incur significant administrative expenses as we seek to grow our brands. We also anticipate that our cash needs will exceed our income from sales for the foreseeable future. Some of our products may never achieve widespread market acceptance and may not generate sales and profits to justify our investment in them. Also, we may find that our expansion plans are more costly than we anticipate and that they do not ultimately result in commensurate increases in our sales, which would further increase our losses. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition. We also incur substantial operating expenses at the corporate level, including costs directly related to being a reporting company with the U.S. Securities and Exchange Commission (the “SEC”). We reported net losses of approximately $5.3 million and approximately $1.3 million for the year ended December 31, 2017 and the three months ended March 31, 2018, respectively. As of March 31, 2018, we had an accumulated deficit since inception of approximately $19.4 million.

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We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

We depend on a limited number of third-party suppliers for the sourcing of the raw materials for all of our products, including our distillate products and other ingredients. These suppliers consist of third-party producers in the U.S. We do not have long-term, written agreements with any of our suppliers. The termination of our relationships or an adverse change in the terms of these arrangements could have a negative impact on our business. If our suppliers increase their prices, we may not be able to secure alternative suppliers, and may not be able to raise the prices of our products to cover all or even a portion of the increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, our business could be negatively impacted.

We depend on our independent wholesale distributors to distribute our products. The failure or inability of even a few of our distributors to distribute our products adequately within their territories could harm our sales and result in a decline in our results of operations.

We are required by law to use state-licensed distributors or, in 18 states known as “control states,” state-owned agencies performing this function, to sell our products to retail outlets, including liquor stores, bars, restaurants and national chains in the U.S. We have established relationships for our brands with a limited number of wholesale distributors; however, failure to maintain those relationships could significantly and adversely affect our business, sales and growth. We currently distribute our products in 36 states – Alabama, Alaska, California, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, South Carolina, North Dakota, Oklahoma, Oregon, Rhode Island, South Dakota, Tennessee, Texas, Virginia, Washington, Wisconsin, West Virginia and Wyoming (as well as in Ontario, Canada).

Over the past decade there has been increasing consolidation, both intrastate and interstate, among distributors. As a result, many states now have only two or three significant distributors. Also, there are several distributors that now control distribution for several states. If we fail to maintain good relations with a distributor, our products could in some instances be frozen out of one or more markets entirely. The ultimate success of our products also depends in large part on our distributors’ ability and desire to distribute our products to our desired U.S. target markets, as we rely significantly on them for product placement and retail store penetration. In addition, all of our distributors also distribute competitive brands and product lines. We cannot assure you that our U.S. alcohol distributors will continue to purchase our products, commit sufficient time and resources to promote and market our brands and product lines or that they can or will sell them to our desired or targeted markets. If they do not, our sales will be harmed, resulting in a decline in our results of operations.

We rely on a few key distributors, and the loss of any one key distributor would substantially reduce our revenues.

We currently derive a significant amount of our revenues from a few major distributors. A significant decrease in business from or loss of any of our major distributors could harm our financial condition by causing a significant decline in revenues attributable to such distributors. Sales to one distributor, the Oregon Liquor Control Commission, accounted for approximately 32% of our consolidated sales for each of the years 2017 and 2016. While we believe our relationships with our major distributors are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. If we experience a significant decrease in sales to any of our major distributors and are unable to replace such sales volume with orders from other customers, our sales may decrease which would have a material adverse financial effect on our results of operations and financial condition.

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The sales of our products could decrease significantly if we cannot secure and maintain listings in the control states.

In the control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products selected for listing in control states must generally reach certain volumes and/or profit levels to maintain their listings. Products in control states are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Products not selected for listings can only be purchased by consumers in the applicable control state through special orders, if at all. If, in the future, we are unable to maintain our current listings in the control states, or secure and maintain listings in those states for any additional products we may develop or acquire, sales of our products could decrease significantly which would have a material adverse financial effect on our results of operations and financial condition.

We must maintain a relatively large inventory of our products to support customer delivery requirements, and if this inventory is lost due to theft, fire or other damage or becomes obsolete, our results of operations would be negatively impacted.

We must maintain relatively large inventories of our products to meet customer delivery requirements. We are always at risk of loss of that inventory due to theft, fire or other damage, and any such loss, whether insured against or not, could cause us to fail to meet our orders and harm our sales and operating results. Also, our inventory may become obsolete as we introduce new products, cease to produce old products or modify the design of our products’ packaging, which would increase our operating losses and negatively impact our results of operations.

If we are unable to identify and successfully acquire additional brands that are complementary to our existing portfolio, our growth will be limited, and, even if additional brands are acquired, we may not realize anticipated benefits, due to integration difficulties or other operating issues.

A component of our growth strategy may be the acquisition of additional brands that are complementary to our existing portfolio through acquisitions of such brands or their corporate owners, directly or through mergers, joint ventures, long-term exclusive distribution arrangements and/or other strategic relationships. For example, in May 2017, we acquired 90% of the ownership of BBD for its award-winning range of super-premium gins and whiskeys, and we acquired MotherLode in March 2017, which provides contract bottling and packaging services for existing and emerging spirits producers, some of whom contract with us to blend or distill spirits. If we are unable to identify suitable brand candidates and successfully execute our acquisition strategy, our growth will be limited.

Also, even if we are successful in acquiring additional brands, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize operating and economic efficiencies or other planned benefits with respect to, those additional brands. The addition of new products or businesses entails numerous risks with respect to integration and other operating issues, any of which could have a detrimental effect on our results of operations and/or the value of our equity. These risks include, but are not limited to:

●	difficulties in assimilating acquired operations or products;

●	unanticipated costs that could materially adversely affect our results of operations;

●	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;

●	diversion of management’s attention from other business concerns;

●	adverse effects on existing business relationships with suppliers, distributors and retail customers;

●	risks of entering new markets or markets in which we have limited prior experience; and

●	the potential inability to retain and motivate key employees of acquired businesses.

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Our ability to grow through the acquisition of additional brands will also be dependent upon the availability of capital to complete the necessary acquisition arrangements. We intend to finance our brand acquisitions through a combination of our available cash resources, third-party financing and, in appropriate circumstances, the further issuance of equity and/or debt securities. Acquiring additional brands could have a significant effect on our financial position, and could cause substantial fluctuations in our quarterly and yearly operating results. Also, acquisitions could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce reported earnings in subsequent years.

Our failure to protect our trademarks and trade secrets could compromise our competitive position and decrease the value of our brand portfolio.

Our business and prospects depend in part on our ability to develop favorable consumer recognition of our brands and trademarks. Although we apply for registration of our brands and trademarks, they could be imitated in ways that we cannot prevent. Also, we rely on trade secrets and proprietary know-how, concepts and formulas. Our methods of protecting this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and result in a judgment or monetary damages being levied against us. We do not maintain non-competition agreements with all of our key personnel or with some of our key suppliers. If competitors independently develop or otherwise obtain access to our trade secrets, proprietary know-how or recipes, the appeal, and thus the value, of our brand portfolio could be reduced, negatively impacting our sales and growth potential.

A failure of one or more of our key information technology systems, networks, processes, associated sites or service providers could have a material adverse impact on our business.

We rely on information technology (IT) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; ordering and managing materials from suppliers; supply/demand planning; production; shipping products to customers; hosting our branded websites and marketing products to consumers; collecting and storing customer, consumer, employee, investor, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing, and sharing confidential and proprietary research, business plans, and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

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Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of our IT systems, networks, and services, as well as the confidentiality, availability, and integrity of our data. If the IT systems, networks, or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely affect our business operations and/or financial condition. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our partners, our employees, customers, suppliers or consumers. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Our failure to attract or retain key executive or employee talent could adversely affect our business.

Our success depends upon the efforts and abilities of our senior management team, other key employees, and a high-quality employee base, as well as our ability to attract, motivate, reward, and retain them. If one of our executive officers or significant employees terminates her or his employment, we may not be able to replace their expertise, fully integrate new personnel or replicate the prior working relationships, and the loss of their services might significantly delay or prevent the achievement of our business objectives. Qualified individuals with the breadth of skills and experience in our industry that we require are in high demand, and we may incur significant costs to attract them. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. Difficulties in hiring or retaining key executive or employee talent, or the unexpected loss of experienced employees could have an adverse impact our business performance. In addition, we could experience business disruption and/or increased costs related to organizational changes, reductions in workforce, or other cost-cutting measures.

If we fail to manage growth effectively or prepare for product scalability, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations.

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the marketing of the products we sell, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

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Risks Related to Our Industry

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors, including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure, dining and beverage consumption patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations.

A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

●	a general decline in economic or geopolitical conditions;

●	concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

●	a general decline in the consumption of beverage alcohol products in on-premises establishments, such as may result from smoking bans and stricter laws relating to driving while under the influence of alcohol;

●	consumer dietary preferences favoring lighter, lower calorie beverages such as diet soft drinks, sports drinks and water products;

●	increased federal, state, provincial and foreign excise or other taxes on beverage alcohol products and possible restrictions on beverage alcohol advertising and marketing;

●	increased regulation placing restrictions on the purchase or consumption of beverage alcohol products or increasing prices due to the imposition of duties or excise tax;

●	inflation; and

●	wars, pandemics, weather and natural or man-made disasters.

In addition, our continued success depends, in part, on our ability to develop new products to meet consumer needs and anticipate changes in consumer preferences. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands and our reputation. Unsuccessful implementation or short-lived popularity of our product innovations may result in inventory write-offs and other costs.

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We face substantial competition in our industry, and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. Many of our current and potential competitors have longer operating histories and have substantially greater financial, sales, marketing and other resources than we do, as well as larger installed customer bases, greater name recognition and broader product offerings. Some of these competitors can devote greater resources to the development, promotion, sale and support of their products. As a result, it is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and profitability.

In addition, the legalization of marijuana in any of the jurisdictions in which we sell our products may result in a reduction in sales. Studies have shown that sales of alcohol may decrease in jurisdictions where marijuana has been legalized (e.g. California, Colorado, Washington and Oregon). As a result, marijuana sales may adversely affect our sales and profitability.

Class actions or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Our industry faces the possibility of class action or similar litigation alleging that the continued excessive use or abuse of beverage alcohol has caused death or serious health problems, or related to the labelling of our products. It is also possible that governments could assert that the use of alcohol has significantly increased government funded health care costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

Also, lawsuits have been brought in a number of states alleging that beverage alcohol manufacturers and marketers have improperly targeted underage consumers in their advertising. Plaintiffs in these cases allege that the defendants’ advertisements, marketing and promotions violate the consumer protection or deceptive trade practices statutes in each of these states and seek repayment of the family funds expended by the underage consumers. While we have not been named in these lawsuits, we could be named in similar lawsuits in the future. Any class action or other litigation asserted against us could be expensive and time-consuming to defend against, depleting our cash and diverting our personnel resources and, if the plaintiffs in such actions were to prevail, our business could be harmed significantly.

Regulatory decisions and legal, regulatory and tax changes could limit our business activities, increase our operating costs and reduce our margins.

Our business is subject to extensive government regulation. This may include regulations regarding production, distribution, marketing, advertising and labeling of beverage alcohol products. We are required to comply with these regulations and to maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell beverage alcohol products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

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Also, the distribution of beverage alcohol products is subject to extensive taxation (at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol. Although we expect a significantly positive impact on our operating results from the enactment of the Craft Modernization and Tax Reform Act of 2017, which was part of the 2017 federal tax legislation that went into effect on January 1, 2018, resulting from the lowering of the federal excise tax on spirits for the first 100,000 proof gallons per year from $13.50 to $2.70 per gallon, there can be no assurance this revised tax rate will remain in effect after the initial two-year period.

We could face product liability or other related liabilities that increase our costs of operations and harm our reputation.

Although we maintain liability insurance and will attempt to limit contractually our liability for damages arising from our products, these measures may not be sufficient for us to successfully avoid or limit liability. Our product liability insurance coverage is limited to $1 million per occurrence and $4 million in the aggregate and our general liability umbrella policy is capped at $2 million. Further, any contractual indemnification and insurance coverage we have from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. In any event, extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation.

Contamination of our products and/or counterfeit or confusingly similar products could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation and fermentation processes could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations.

Adverse public opinion about alcohol could reduce demand for our products.

Anti-alcohol groups have, in the past, advocated successfully for more stringent labeling requirements, higher taxes and other regulations designed to discourage alcohol consumption. In addition, recent developments in the industry may compel us to identify the source and location of our distillate products and notify the consumer of whether the product was distilled by us. More restrictive regulations, negative publicity regarding alcohol consumption and/or changes in consumer perceptions of the relative healthfulness or safety of beverage alcohol could decrease sales and consumption of alcohol and thus the demand for our products. This could, in turn, significantly decrease both our revenues and our revenue growth, causing a decline in our results of operations.

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Risks Related to this Offering and Our Securities

Our common stock is thinly traded, and investors may be unable to sell some or all of their shares at the price they would like, or at all, and sales of large blocks of shares may depress the price of our common stock.

Our common stock has historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing shares of our common stock at prevailing prices at any given time may be relatively small or nonexistent. As a consequence, there may be periods of several days or more when trading activity in shares of our common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. This could lead to wide fluctuations in our share price. Investors may be unable to sell their common stock at or above their purchase price, which may result in substantial losses. Also, as a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of shares of our common stock in either direction. The price of shares of our common stock could, for example, decline precipitously in the event a large number of shares of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our common stock.

In August 2017, our shares of common stock began trading on the Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

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While our warrants are outstanding, it may be more difficult to raise additional equity capital.

We currently have outstanding publicly-traded warrants to purchase 1,099,972 shares of common stock (the “Public Warrants”) that were issued in our August 2017 public offering. As of June 30, 2018, we also have an aggregate of 1,698,375 non-trading, privately-issued common stock purchase warrants (the “Private Warrants”) and 120,000 underwriter’s warrants to purchase units of common stock and warrants. During the term that these warrants are outstanding, the holders of such warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the Public Warrants and/or Private Warrants are outstanding.

If we do not maintain an effective registration statement or comply with applicable state securities laws, warrantholders may not be able to exercise the Public Warrants.

For holders of our redeemable Public Warrants to be able to exercise those securities, the exercise must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrant holders live. Although we will endeavor to have a current registration statement available at all times when the Public Warrants are in-the-money, warrantholders may encounter circumstances in which they will be unable to exercise them. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the Public Warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the Public Warrants and the prices that can be obtained from reselling them.

The redemption of the Public Warrants may require warrantholders to sell or exercise Public Warrants at a time that may be disadvantageous for them.

The closing price of our common stock exceeded $7.65 between June 20 and June 26, 2018, which satisfies the price condition that must be met before we are eligible to redeem the Public Warrants. We have not yet determined when we will redeem the Public Warrants. The terms of our Public Warrants prohibit us from redeeming them unless we have a current and effective registration statement available covering the exercise of the Public Warrants. In the event we exercise our right to redeem the Public Warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Public Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will only be entitled to the redemption price of $0.15 per Public Warrant. Notice of redemption of the Public Warrants could force holders to exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous or impossible for them to do so or to sell the Public Warrants at the current market price when they might otherwise wish to hold the Public Warrants or accept the redemption price, which is likely to be substantially less than the market value of the Public Warrants at the time of redemption.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plans and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

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We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of common stock.

Our Chairman and Chief Executive Officer owns a significant number of shares of our outstanding common stock, and as long as he does, he may be able to control the outcome of stockholder voting.

Grover T. Wickersham, our chairman and chief executive officer, is the beneficial owner of approximately 8.1% of the outstanding shares of our common stock as of June 30, 2018, including shares he owns as the indirect beneficial owner (but for which he disclaims beneficial ownership), and excluding shares he (or the entities for which he is deemed to be the beneficial owner) has the right to acquire upon exercise of warrants and options that may be exercised in the future. His actual direct ownership as of June 30, 2018 is approximately 2.2%. As a result of his direct and indirect beneficial ownership, he may be able to exercise substantial control and directly influence our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors. Were all of the options and warrants exercised for which Mr. Wickersham is deemed to own, whether directly and indirectly, his influence over matters that are subject to a stockholder vote would significantly increase.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 15,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment, and the new securities may have rights, preferences and privileges senior to those of our common stock.

By issuing preferred stock, we may be able to delay, defer, or prevent a change of control.

Our Articles of Incorporation permits us to issue, without approval from our stockholders, a total of 100,000,000 shares of preferred stock. Our Board of Directors may determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

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We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as related rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require compliance with certain corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“SOX 404”), has materially increased our legal and financial compliance costs and made some activities more time-consuming, burdensome and expensive. Although we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate or may not operate effectively. Any failure to comply with the requirements of SOX 404, our ability to remediate any material weaknesses that we may identify during our compliance program, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under SOX 404. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock and we could be subject to regulatory sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Substantial sales of our stock may impact the market price of our common stock.

Future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced, and the price of our common stock may fall.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	estimates of our expenses, capital requirements and need for additional financing;

●	our financial performance;

●	developments and projections relating to our competitors and our industry; and

●	our ability to develop, market and sell our products at commercially reasonable values.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward- looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. You should read this prospectus, the documents incorporated by reference in this prospectus, the documents referenced in this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

If all of the redeemable warrants (excluding the warrants underlying the underwriters’ warrants), we would receive gross proceeds of $7,452,000 before deduction of expenses, including, without limitation, legal and accounting fees, warrant agent fees and possible warrant solicitation fees. If the underwriters’ warrants are exercised in full, we would receive an aggregate of $540,000 from such exercise. Thereafter, if the underlying warrants were exercised in full by the underwriters or their permitted transferees, we would receive gross proceeds of $648,000 from such exercise. There is no assurance that any number of warrants will be exercised, which means we cannot make any affirmative statement as to the amount of proceeds we may receive from any such exercise. We will retain discretion over the use of the net proceeds we may receive from the exercise of the warrants and underwriters’ warrants, but we currently intend to use such proceeds, if any, for working capital and general corporate purposes.

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DESCRIPTION OF SECURITIES BEING OFFERED

Our authorized capital stock consists of 15,000,000 shares of common stock and 100,000,000 shares of preferred stock, all with a par value of $0.0001 per share. As of June 30, 2018, we have 5,225,775 shares of common stock and no shares of preferred stock outstanding.

Common Stock

On October 6, 2016, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes (“NRS”) 78.209 to (i) decrease our authorized common stock from 900,000,000 to 45,000,000 shares and (ii) effectuate a 1-for-20 reverse stock split of our common stock. The certificate of change was filed with an effective date of October 18, 2016. On June 14, 2017, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 45,000,000 to 15,000,000 shares and (ii) effectuate a 1-for-3 reverse stock split of our outstanding common stock. The certificate of change was filed with an effective date of June 15, 2017. Pursuant to the Nevada Revised Statutes, our Board of Directors is authorized to effectuate a reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock.

Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefor, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends, and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities, subject to any preference rights of holders of outstanding preferred stock. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Public Warrants

In our August 2017 public offering, we sold 1,200,000 units, which included 1,200,000 warrants to purchase 1,200,000 shares of common stock, and an additional 180,000 warrants to purchase 180,000 shares of common stock pursuant to the exercise of the underwriters’ overallotment option. These warrants (the “Public Warrants”) are traded on the Nasdaq Capital Market under the symbol “EASTW.” The principal terms of the Public Warrants are as follows:

General. Each Public Warrant is exercisable to purchase one share of common stock at an exercise price of $5.40 per share, subject to adjustment under certain circumstances described in the Warrant Agreement between us and Pacific Stock Transfer Company dated August 10, 2017 (the “Warrant Agreement”). A holder of Public Warrants will not be deemed a holder of the underlying stock for any purpose until the Public Warrant is exercised.

Form. The Public Warrants will be issued in electronic book-entry form to the purchasers in this offering. Holders should review the Warrant Agreement and form of warrant attached as Exhibit A thereto, which were filed as an exhibit to the registration statement for the August 2017 public offering (SEC File No. 333-215848), for a complete description of the terms and conditions applicable to the Public Warrants.

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Exercisability. The Public Warrants are exercisable at any time from the date of issuance through August 10, 2022, unless earlier redeemed. The Public Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, provided that a registration statement registering the issuance of the shares of common stock underlying the Public Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under applicable federal and state securities laws is available for the issuance of such shares, by payment in full for the number of whole shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share, in our discretion.

Transferability. Subject to applicable laws, the Public Warrants may be offered for sale, sold, transferred or assigned without our consent.

Redemption. Beginning November 8, 2017, the Public Warrants became redeemable at our option, in whole or in part, at a redemption price equal to $0.15 per Public Warrant upon 30 days’ prior notice at any time after the date on which the closing price of our common stock has equaled or exceeded $7.65 for at least five consecutive trading days, provided we have a current and effective registration statement or an applicable exemption from registration covering the exercise of the Public Warrants available. The price trigger for the ability to redeem the Public Warrants was satisfied between June 20 and June 26, 2018, during which period our common stock closed above $7.65 on each of the five consecutive trading days. The Public Warrants may now be redeemed at any time, at our option, upon notice duly given to the warrantholders, provided that an effective and current registration statement covering the exercise or an applicable exemption from registration is available. Notice of redemption may be made via publication of a press release or any other lawful means. If notice of redemption is made via publication of a press release, no other form of notice or publication will be required. If we call the Public Warrants for redemption, the holders of the Public Warrants will then have to decide whether to sell Public Warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Rights as a Stockholder. Except as otherwise provided in the Public Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Public Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Public Warrant.

Nevada Anti-Takeover Laws

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●	the transaction is approved by the Board of Directors or a majority of the voting power held by disinterested stockholders, or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

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A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five per cent or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five per cent or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten per cent or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) ten per cent or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 registered stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Limitation on Liability and Indemnification Matters

We are a Nevada corporation, and accordingly, we are subject to the corporate laws under the Nevada Revised Statutes. Articles 5 and 6 of our Amended and Restated Articles of Incorporation (“Articles”), Article VII of our Amended and Restated Bylaws (“Bylaws”) and the Nevada Revised Business Statutes, contain indemnification and personal liability limitation provisions.

Limitation of Personal Liability of Directors and Officers

Our Articles provide that our directors and officers will not be personally liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the limitation on personal liability will not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions.

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Indemnification

Pursuant to our Articles and Bylaws, we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes or any other applicable laws, any person serving or who served as a director, officer, employee or agent of us, or who is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise who is a party or is threatened to be made a party to any action, suit or proceedings, whether civil, criminal, administrative or investigative threatened, pending or completed action, suit or proceeding, including an action by or in the right of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions brought by or in the right of the corporation, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our corporation to procure a judgment in our favor by reason of the fact that he is or was an serving as our agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which the agent will have been adjudged to be liable to us by a court of competent jurisdiction, as described in greater detail in our Bylaws. The payment of expenses includes the requirement that we pay expenses in defending an action or proceeding in advance of final disposition of such action or proceeding upon receipt of an undertaking by the indemnified party to repay such payment if it is ultimately determined that such person is not entitled to indemnification. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

Our Bylaws also provide that we may enter into indemnification agreements with our officers and directors. Our Articles provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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Listing of our Common Stock; Changed Ticker Symbols

Until August 10, 2017, our common stock was quoted on the OTC Markets (QB Marketplace Tier) under the symbol “ESDI.” In connection with our public offering in August 2017, our common stock and Public Warrants were approved for listing and, on August 10, 2017 began trading on the Nasdaq Capital Market. On January 15, 2018, we changed the ticker symbols for these securities to “EAST” and “EASTW,” respectively.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our common stock and Public Warrants is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119, telephone: (702) 361-3033.

PLAN OF DISTRIBUTION

The shares of common stock issuable upon the exercise of the redeemable warrants will be offered solely by us, and no underwriters are participating in this offering. For the holders to exercise the redeemable warrants issued in connection with our August 2017 public offering, there must be a current registration statement covering the common stock underlying the warrants on file with the Commission. The issuance of the common stock also must be registered with various state securities commissions or exempt from registration under the securities laws of the states where the public warrant holders reside. We intend to use our best efforts to maintain a current registration statement while the redeemable warrants and the representative’s warrants are exercisable, although we may not be able to do so. The redeemable warrants and the underwriters’ warrants expire on August 10, 2022, unless redeemed earlier.

The outstanding underwriters’ warrants entitle the holders to purchase up to 120,000 shares of common stock and 120,000 warrants identical to the warrants that were sold to the public in the August 2017 public offering. Under the terms of the underwriters’ warrants, we have registered for issuance common stock, warrants and the common stock underlying the warrants, all of which are securities underlying the underwriters’ warrants. We intend to use our best efforts to maintain a current registration statement covering the issuance and resale of the securities underlying the underwriters’ warrants through August 10, 2022. Under the terms of the underwriters’ warrants, we have also agreed to indemnify the representative of the underwriters in connection with the sale of securities underlying the underwriters’ warrants against certain liabilities, including liabilities under the Securities Act.

We may, but are not required to, retain, on a non-exclusive basis, one or more broker-dealers as our warrant solicitation agents to assist in the solicitation of the exercise of the redeemable warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Commission, we may enter into agreements to pay a commission for each warrant solicited by such broker-dealer. In no event will compensation will be paid to a warrant solicitation agent upon the exercise of the warrants if:

●	the market price of the underlying shares of common stock is lower than the exercise price;
●	the holder of the warrants has not confirmed in writing that such warrant solicitation agent has solicited his, her or its exercise;
●	the warrants are held in a discretionary account, unless prior specific written approval for the exercise;
●	the warrants are exercised in an unsolicited transaction; or
●	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

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EXPERTS

The financial statements of Eastside Distilling, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as stated in their report dated April 2, 2018, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Eastside Distilling, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by BPM LLP, an independent registered public accounting firm, as stated in their report dated March 31, 2017 – except for Note 11 “Reverse stock splits” for which the date is June 15, 2017, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our capital stock being offered by this prospectus will be passed upon by Skylar Williams PLLC, Las Vegas, Nevada. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8- K.

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This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on April 2, 2018;
●	our Current Report on Form 8-K filed with the SEC on April 9, 2018;
●	our Definitive Proxy Statement for our June 18, 2018 Annual Meeting filed with the SEC on May 10, 2018;
●	our Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 14, 2018;
●	our Current Report on Form 8-K filed with the SEC on June 21, 2018; and
●	the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-38182), filed with the SEC on August 8, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of offerings under this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Eastside Distilling, Inc.

1001 SE Water Avenue, Suite 390

Portland, OR 97214

Attn: Chief Financial Officer

(971) 888-4264

You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 (filed as a post-effective amendment to a registration statement originally filed on Form S-1) filed with the Commission under the Securities Act. This prospectus and any prospectus supplement does not contain all of the information included in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the Commission are also available on the Commission’s web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 1001 SE Water Avenue, Portland, OR 97214 or telephoning us at (971) 888-4264.

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the Commission referred to above. We maintain a website at http://www.eastsidedistilling.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. We have not incorporated by reference into this prospectus or any prospectus supplement the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this document.

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1,620,000 Shares of Common Stock

and

1,500,000 Common Stock Purchase Warrants

PROSPECTUS

July 12, 2018